UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No.    )*


                                Infonautics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                       Class A Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    456662105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 456662105                     13G                   Page 2 of 24 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          21st Century Communications Partners, L.P.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          572,600 shares                     6.0%
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             271,844 shares                     2.9%
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         572,600 shares                     6.0%
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         271,844 shares                     2.9%
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        844,444 shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 456662105                     13G                   Page 3 of 24 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          21st Century Communications T-E Partners, L.P.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          194,880 shares                     2.1%
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             649,564 shares                     6.8%
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         194,880 shares                     2.1%
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         649,564 shares                     6.8%
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        844,444 shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 456662105                     13G                   Page 4 of 24 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          21st Century Communications Foreign Partners, L.P.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          76,964 shares                      0.8%
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             767,480 shares                     8.1%
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         76,964 shares                      0.8%
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         767,480 shares                     8.1%
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        844,444 shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 456662105                     13G                   Page 5 of 24 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Harvey Sandler

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          0 shares                             0%
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             844,444 shares                     8.9%
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         0 shares                             0%
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         844,444 shares                     8.9%
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        844,444 shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 456662105                     13G                   Page 6 of 24 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Barry Lewis

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          0 shares                             0%
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             844,444 shares                     8.9%
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         0 shares                             0%
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         844,444 shares                     8.9%
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        844,444 shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 456662105                     13G                   Page 7 of 24 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Kornreich

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          0 shares                             0%
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             844,444 shares                     8.9%
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         0 shares                             0%
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         844,444 shares                     8.9%
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        844,444 shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 456662105                     13G                   Page 8 of 24 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael J. Marocco

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          0 shares                             0%
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             844,444 shares                     8.9%
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         0 shares                             0%
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         844,444 shares                     8.9%
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        844,444 shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 456662105                     13G                   Page 9 of 24 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Andrew Sandler

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          0 shares                             0%
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             844,444 shares                     8.9%
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         0 shares                             0%
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         844,444 shares                     8.9%
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        844,444 shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 456662105                     13G                  Page 10 of 24 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Barry Rubenstein

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          0 shares                             0%
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             844,444 shares                     8.9%
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         0 shares                             0%
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         844,444 shares                     8.9%
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        844,444 shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 456662105                     13G                  Page 11 of 24 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Irwin Lieber

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          0 shares                             0%
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             844,444 shares                     8.9%
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         0 shares                             0%
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         844,444 shares                     8.9%
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        844,444 shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 456662105                     13G                  Page 12 of 24 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Barry Fingerhut

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          0 shares                             0%
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             844,444 shares                     8.9%
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         0 shares                             0%
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         844,444 shares                     8.9%
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        844,444 shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

     (a)  Name of Issuer: Infonautics, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

                          900 West Valley Road, Suite 1000
                          Wayne, Pennsylvania 19087

Item 2.

     1. (a) Name of Person Filing: 21st Century Communications Partners, L.P., a limited partnership organized under the laws of the State of Delaware ("21st Century").

          (b) Address of Principal Business Office, or, if none, Residence:

                             767 Fifth Avenue
                             New York, New York 10153

          (c) Citizenship:   Not applicable.

          (d) Title of Class of Securities:

                             Class A Common Stock, no par value.

          (e) CUSIP Number:  456662105.

          Sandler Investment Partners, L.P. ("SIP") and InfoMedia Associates, Ltd. ("InfoMedia") are the general partners of 21st Century. The limited partners of 21st Century include certain other investors.

     2.   (a) Name of Person Filing: 21st Century Communications T-E
Partners, L.P., a limited partnership organized under the laws of the State of Delaware ("T-E").

          (b) Address of Principal Business Office, or, if none, Residence:

                             767 Fifth Avenue
                             New York, NY 10153

          (c) Citizenship:   Not applicable.

          (d) Title of Class of Securities:

                             Class A Common Stock, no par value.

          (e) CUSIP Number:  456662105.

          SIP and InfoMedia are the general partners of T-E. The limited partners of T-E include certain other investors.

     3. (a) Name of Person Filing: 21st Century Communications Foreign Partners, L.P., a limited partnership organized under the laws of the State of Delaware ("Foreign").

          (b) Address of Principal Business Office, or, if none, Residence:

                             c/o Fiduciary Trust (Cayman) Limited
                             P.O. Box 1062
                             Grand Cayman, B.W.I.

          (c) Citizenship:   Not applicable.

          (d) Title of Class of Securities:

                             Class A Common Stock, no par value.

          (e) CUSIP Number:  456662105.

            SIP, 21st Century Management and InfoMedia are the general partners of Foreign. The limited partners of Foreign include certain other investors.

     4.   (a) Name of Person Filing: Harvey Sandler, sole shareholder of
                                     ARH Corp.

          (b) Address of Principal Business Office, or, if none, Residence:

                             767 Fifth Avenue
                             New York, NY 10153

          (c) Citizenship:   United States.

          (d) Title of Class of Securities:

                             Class A Common Stock, no par value.

          (e) CUSIP Number:  456662105.

          ARH Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     5. (a) Name of Person Filing: Barry Lewis director and majority shareholder of EMEBE Corp.

          (b) Address of Principal Business Office, or, if none, Residence:

                             767 Fifth Avenue
                             New York, NY 10153

          (c) Citizenship:   United States.

          (d) Title of Class of Securities:

                             Class A Common Stock, no par value.

          (e) CUSIP Number:  456662105.

          EMEBE Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     6. (a) Name of Person Filing: John Kornreich, director and majority shareholder of Four JK Corp.

          (b) Address of Principal Business Office, or, if none, Residence:

                             767 Fifth Avenue
                             New York, NY 10153

          (c) Citizenship:   United States.

          (d) Title of Class of Securities:

                             Class A Common Stock, no par value.

          (e) CUSIP Number:  456662105.

          Four JK Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     7. (a) Name of Person Filing: Michael J. Marocco, director, officer and sole shareholder of MJM Media Corp.

          (b) Address of Principal Business Office, or, if none, Residence:

                             767 Fifth Avenue
                             New York, NY 10153

          (c) Citizenship:   United States.

          (d) Title of Class of Securities:

                             Class A Common Stock, no par value.

          (e) CUSIP Number:  456662105.

          MJM Media is a general partner of Sandler Capital Management ("SCM"), which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     8. (a) Name of Person Filing: Andrew Sandler, a manager and majority member of ALSI, LLC.

          (b) Address of Principal Business Office, or, if none, Residence:

                             767 Fifth Avenue
                             New York, NY 10153

          (c) Citizenship:   United States.

          (d) Title of Class of Securities:

                             Class A Common Stock, no par value.

          (e) CUSIP Number:  456662105.

          ALSI, LLC is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     9. (a) Name of Person Filing: Barry Rubenstein, a shareholder, President and director of InfoMedia.

          (b) Address of Principal Business Office, or, if none, Residence:

                             68 Wheatley Road
                             Brookville, NY 11545

          (c) Citizenship:   United States.

          (d) Title of Class of Securities:

                             Class A Common Stock, no par value.

          (e) CUSIP Number:  456662105.

            InfoMedia is a general partner of 21st Century, T-E and Foreign.

     10. (a) Name of Person Filing: Irwin Lieber, a shareholder, Secretary and Treasurer and director of InfoMedia.

          (b) Address of Principal Business Office, or, if none, Residence:

                             767 Fifth Avenue
                             New York, NY 10153

          (c) Citizenship:   United States.

          (d) Title of Class of Securities:

                             Class A Common Stock, no par value.

          (e) CUSIP Number:  456662105.

          InfoMedia is a general partner of 21st Century, T-E and Foreign.

     11. (a) Name of Person Filing: Barry Fingerhut, a shareholder, Executive Vice President and director of InfoMedia.

          (b) Address of Principal Business Office, or, if none, Residence:

                             767 Fifth Avenue.
                             New York, NY 10153

          (c) Citizenship:   United States.

          (d) Title of Class of Securities:

                             Class A Common Stock, no par value.

          (e) CUSIP Number:  456662105.

          InfoMedia is a general partner of 21st Century, T-E and Foreign.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                             Not Applicable.

     (a)  |_| Broker or Dealer registered under Section 15 of the Act

     (b)  |_| Bank as defined in section 3(a)(6) of the Act

     (c)  |_| Insurance Company as defined in section 3(a)(19) of the Act

     (d) |_| Investment Company registered under section 8 of the Investment Company Act

     (e) |_| Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

     (g) |_| Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4. Ownership.

1.   21st Century Communications Partners, L.P.:
     (a)  Amount Beneficially Owned: 844,444 shares.
     (b)  Percent of Class: 8.9%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or direct the vote: 572,600 shares.
          (ii) shared power to vote or direct the vote: 271,844 shares.*
         (iii) sole power to dispose or direct the disposition of: 572,600 shares.
          (iv) shared power to dispose or direct the disposition of: 271,844 shares.*

2.   21st Century Communications T-E Partners, L.P.:
     (a)  Amount Beneficially Owned: 844,444 shares.
     (b)  Percent of Class: 8.9%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or direct the vote: 194,880 shares.
          (ii) shared power to vote or direct the vote: 649,564 shares.*
         (iii) sole power to dispose or direct the disposition of: 194,880 shares.
          (iv) shared power to dispose or direct the disposition of: 649,564 shares.*

3.   21st Century Communications Foreign Partners, L.P.:
     (a)  Amount Beneficially Owned: 844,444 shares.
     (b)  Percent of Class: 8.9%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or direct the vote: 76,964 shares.
          (ii) shared power to vote or direct the vote: 767,480 shares.*
         (iii) sole power to dispose or direct the disposition of: 76,964 shares.
          (iv) shared power to dispose or direct the disposition of: 767,480 shares.*

4.   Harvey Sandler :
     (a)  Amount Beneficially Owned: 844,444 shares.
     (b)  Percent of Class: 8.9%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or direct the vote: 0 shares.
          (ii) shared power to vote or direct the vote: 844,444 shares.*
         (iii) sole power to dispose or direct the disposition of: 0 shares.
          (iv) shared power to dispose or direct the disposition of: 844,444 shares.*

----------

     *The reporting person discliams beneficial ownership of these securities except to the extent of his/its equity interest therein.

5.   Barry Lewis:
     (a)  Amount Beneficially Owned: 844,444 shares.
     (b)  Percent of Class: 8.9%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or direct the vote: 0 shares.
          (ii) shared power to vote or direct the vote: 844,444 shares.*
         (iii) sole power to dispose or direct the disposition of: 0 shares.
          (iv) shared power to dispose or direct the disposition of: 844,444 shares.*

6.   John Kornreich:
     (a)  Amount Beneficially Owned: 844,444 shares.
     (b)  Percent of Class: 8.9%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or direct the vote: 0 shares.
          (ii) shared power to vote or direct the vote: 844,444 shares.*
         (iii) sole power to dispose or direct the disposition of: 0 shares.
          (iv) shared power to dispose or direct the disposition of: 844,444 shares.*

7.   Michael J. Marocco:
     (a)  Amount Beneficially Owned: 844,444 shares.
     (b)  Percent of Class: 8.9%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or direct the vote: 0 shares.
          (ii) shared power to vote or direct the vote: 844,444 shares.*
         (iii) sole power to dispose or direct the disposition of: 0 shares.
          (iv) shared power to dispose or direct the disposition of: 844,444 shares.*

8.   Andrew Sandler:
     (a)  Amount Beneficially Owned: 844,444 shares.
     (b)  Percent of Class: 8.9%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or direct the vote: 0 shares.
          (ii) shared power to vote or direct the vote: 844,444 shares.*
         (iii) sole power to dispose or direct the disposition of: 0 shares.
          (iv) shared power to dispose or direct the disposition of: 844,444 shares.*

9.   Barry Rubenstein:
     (a)  Amount Beneficially Owned: 844,444 shares.
     (b)  Percent of Class: 8.9%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or direct the vote: 0 shares.
          (ii) shared power to vote or direct the vote: 844,444 shares.*
         (iii) sole power to dispose or direct the disposition of: 0 shares.
          (iv) shared power to dispose or direct the disposition of: 844,444 shares.*

10.  Irwin Lieber:
     (a)  Amount Beneficially Owned: 844,444 shares.
     (b)  Percent of Class: 8.9%

     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or direct the vote: 0 shares.
          (ii) shared power to vote or direct the vote: 844,444 shares.*
         (iii) sole power to dispose or direct the disposition of: 0 shares.
          (iv) shared power to dispose or direct the disposition of: 844,444 shares.*

11.  Barry Fingerhut:
     (a)  Amount Beneficially Owned: 844,444 shares.
     (b)  Percent of Class: 8.9%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or direct the vote: 0 shares.
          (ii) shared power to vote or direct the vote: 844,444 shares.*
         (iii) sole power to dispose or direct the disposition of: 0 shares.
          (iv) shared power to dispose or direct the disposition of: 844,444 shares.*

Item 5.   Ownership of Five Percent or Less of a Class

                          Not Applicable.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person

                          Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                          Not Applicable.


Item 8.   Identification and Classification of Members of the Group

                          Not Applicable.

Item 9.   Notice of Dissolution of Group

                          Not Applicable.


Item 10.  Certification

                          Not Applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: January 31, 1997

                                21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                                     By: Sandler Investment Partners, L.P.,
                                         general partner
                                         By: Sandler Capital Management, general
                                             partner
                                             By: ARH Corp., general partner


                                             By: S/Harvey Sandler
                                                 -------------------------------
                                                 Name: Harvey Sandler
                                                 Title: President


                                21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                                     By: Sandler Investment Partners, L.P.,
                                         general partner
                                         By: Sandler Capital Management, general
                                             partner
                                             By: ARH Corp., general partner


                                             By: S/Harvey Sandler
                                                 -------------------------------
                                                 Name: Harvey Sandler
                                                 Title: President

                                21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS,
                                L.P.
                                     By: Sandler Investment Partners, L.P.,
                                         general partner
                                         By: Sandler Capital Management, general
                                             partner
                                             By: ARH Corp., general partner


                                             By: S/Harvey Sandler
                                                 -------------------------------
                                                 Name: Harvey Sandler
                                                 Title: President

                                                      S/Michael J. Marocco
                                                 -------------------------------
                                                      Michael J. Marocco


                                                      S/Barry Lewis
                                                -------------------------------
                                                      Barry Lewis


                                                      S/John Kornreich
                                                 -------------------------------
                                                      John Kornreich


                                                      S/Harvey Sandler
                                                 -------------------------------
                                                      Harvey Sandler


                                                      S/Andrew Sandler
                                                 -------------------------------
                                                      Andrew Sandler


                                                      S/Barry Rubenstein
                                                 -------------------------------
                                                      Barry Rubenstein


                                                      S/Irwin Lieber
                                                 -------------------------------
                                                      Irwin Lieber


                                                      S/Barry Fingerhut
                                                 -------------------------------
                                                      Barry Fingerhut


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, no par value per share, of Infonautics, Inc. and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 31st day of January, 1997.

                                21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                                     By: Sandler Investment Partners, L.P.,
                                         general partner
                                         By: Sandler Capital Management, general
                                             partner
                                             By: ARH Corp., general partner

                                             By: S/Harvey Sandler
                                                 -------------------------------
                                                 Name: Harvey Sandler
                                                 Title: President

                                21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                                     By: Sandler Investment Partners, L.P.,
                                         general partner
                                         By: Sandler Capital Management, general
                                             partner
                                             By: ARH Corp., general partner


                                             By: S/Harvey Sandler
                                                 -------------------------------
                                                 Name: Harvey Sandler
                                                 Title: President

                                21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS,
                                L.P.
                                     By: Sandler Investment Partners, L.P.,
                                         general partner
                                         By: Sandler Capital Management, general
                                             partner
                                             By: ARH Corp., general partner


                                             By: S/Harvey Sandler
                                                 -------------------------------
                                                 Name: Harvey Sandler
                                                 Title: President


                                                      S/Michael J. Marocco
                                                 -------------------------------
                                                      Michael J. Marocco


                                                      S/Barry Lewis
                                                -------------------------------
                                                      Barry Lewis


                                                      S/John Kornreich
                                                 -------------------------------
                                                      John Kornreich


                                                      S/Harvey Sandler
                                                 -------------------------------
                                                      Harvey Sandler


                                                      S/Andrew Sandler
                                                 -------------------------------
                                                      Andrew Sandler


                                                      S/Barry Rubenstein
                                                 -------------------------------
                                                      Barry Rubenstein


                                                      S/Irwin Lieber
                                                 -------------------------------
                                                      Irwin Lieber


                                                      S/Barry Fingerhut
                                                 -------------------------------
                                                      Barry Fingerhut